Exhibit No. (a)(1)(F)

INSTRUCTION FORM

With Respect to the Offer To Purchase For Cash

All Outstanding of Shares of Common Stock

of

AMYLIN PHARMACEUTICALS, INC., a Delaware corporation

at

$31.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 10, 2012

by

B&R ACQUISITION COMPANY, a Delaware corporation

and a wholly-owned subsidiary of

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 10, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by B&R Acquisition Company, a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Amylin Pharmaceuticals, Inc., a Delaware corporation, at a purchase price of $31.00 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:             SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 2012

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